Exhibit (b)(3)

Exhibit A

AMENDMENT TO BY-LAWS

CASH ACCOUNT TRUST

CASH EQUIVALENT FUND

INVESTORS CASH TRUST

INVESTORS MUNICIPAL CASH FUND

SCUDDER AGGRESSIVE GROWTH FUND

SCUDDER BLUE CHIP FUND

SCUDDER DYNAMIC GROWTH FUND

SCUDDER EQUITY TRUST

SCUDDER FOCUS VALUE PLUS GROWTH FUNDS

SCUDDER GROWTH TRUST

SCUDDER HIGH INCOME SERIES

SCUDDER INTERMEDIATE GOVERNMENT & AGENCY TRUST

SCUDDER INVESTORS TRUST

SCUDDER MONEY FUNDS

SCUDDER MUNICIPAL INCOME TRUST

SCUDDER PORTFOLIOS

SCUDDER STATE TAX-FREE INCOME SERIES

SCUDDER STRATEGIC INCOME FUND

SCUDDER STRATEGIC MUNICIPAL INCOME TRUST

SCUDDER TARGET FUND

SCUDDER TECHNOLOGY FUND

SCUDDER TOTAL RETURN FUND

SCUDDER U.S. GOVERNMENT SECURITIES FUNDS

SCUDDER VALUE SERIES, INC.

SCUDDER VARIABLE SERIES II

SCUDDER YIELDWISE FUND

TAX-EXEMPT CALIFORNIA MONEY MARKET FUNDS

November 19, 2003

Section 4.6. President and Vice Presidents. The President shall, in the absence of the Chairman and Chief Executive Officer, preside at all meetings of shareholders and Trustees. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time. Any Vice President shall at the request or in the absence or disability of the President exercise the powers of the President and perform such other duties and have such other powers as shall be designated from time to time by the Trustees.

Section 4.9. Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman, preside at all meetings of the shareholders and the Trustees. The Chief Executive Officer shall perform such other duties as the Board of Trustees shall from time to time prescribe. The Chief Executive Officer shall be the principal executive officer, with all duties and responsibilities theretofore designated. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the Chief Executive Officer may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business. The Chief Executive Officer shall have such other powers and duties, as from time to time may be conferred upon or assigned to him/her by the Trustees.